Exhibit 10.2

TERM LOAN NOTE

Note # 001
U.S. $350,000	Dated as of: October 31, 2006

FOR VALUE RECEIVED, Acies, Inc. ("Maker"), unconditionally promises to pay to RBL Capital Group, LLC, a New York limited liability company (together with its successors and assigns, "Payee"), having a place of business at 16w281 83rd, Burr Ridge, IL 60527 or at such other place as the holder of this Term Loan Note ("Note") may hereafter direct in writing, the principal sum of $350,000.00, as provided in that certain Loan and Security Agreement, dated of even date herewith, between Maker and Payee (the "Loan Agreement" -- initially capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Loan Agreement). The obligations are secured by the Collateral as set forth in the Loan Agreement.

From and after the date of this Note until the Term Loan Maturity Date, the principal balance of this Note outstanding from time to time shall bear interest at the rate set forth in the Loan Agreement and thereafter at the Default Rate. Term Loan Installments shall commence and be due and payable on November 30th, 2006, and thereafter on the 26th day of each successive calendar month for the succeeding seventeen (17) months (unless prepaid by Maker or unless Maker shall, pursuant to the terms of the Loan Agreement, become obligated to make Accelerated Term Loan Installments, which shall reduce the term of this Note). All payments shall be applied as set forth in the Loan Agreement.

In the event any of the Installments or other payment required to be made under this Note is not received by or on behalf of Payee in full within ten (10) days after the due date thereof, and the same subsequently is received and accepted by or on behalf of Payee, Maker shall pay on demand a late charge in the amount of five percent (5%) of the amount of the delinquent payment.

In the event of the occurrence of an Event of Default (as defined in the Loan Agreement), the entire unpaid balance of principal and interest of this Note shall become due and payable immediately, without notice or demand, at the election of the holder of this Note, provided that the holder of this Note shall endeavor (but is not required) to provide notice to Maker of any such acceleration. Maker waives demand, presentment for payment, protest, notice of protest and notice of nonpayment or dishonor of this Note. Maker shall not have any right to prepay this note except as expressly provided in the Loan Agreement.

All amounts payable under this Note shall be payable with all collection costs and attorneys' fees to the extent set forth in the Loan Agreement. This Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws. TO THE FULLEST EXTENT PERMITTED BY LAW, DEBTOR, AFTER CONSULTING WITH COUNSEL OR HAVING HAD THE OPPORTUNITY TO DO SO, HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH THIS NOTE.

Acies, Inc.

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